UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 21, 2025

XOMA ROYALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-39801	52-2154066
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 Powell Street, Suite 310

Emeryville, California 94608

(Address of Principal Executive Offices)

(510) 204-7200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0075 par value	XOMA	The Nasdaq Global Market
8.625% Series A Cumulative Perpetual Preferred Stock, par value $0.05 per share	XOMAP	The Nasdaq Global Market
Depositary Shares (each representing 1/1000th interest in a share of 8.375% Series B Cumulative Perpetual Preferred Stock, par value $0.05 per share)	XOMAO	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A is being filed as a supplement to the Current Report on Form 8-K filed by XOMA Royalty Corporation on November 21, 2025 to disclose additional information regarding the Legacy Assets of LAVA (as such terms are defined below).

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, XOMA Royalty Corporation (“XOMA”) entered into a share purchase agreement, dated August 3, 2025 (as amended to date, the “Purchase Agreement”), with LAVA Therapeutics N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (the “LAVA”). In accordance with the Purchase Agreement, on August 15, 2025, XOMA commenced a tender offer (the “Offer”) to purchase all of LAVA’s issued and outstanding common shares, with a nominal value of €0.12 per share (“Shares”) for a price per Share of (i) $1.04 (the “Cash Amount”), payable subject to any applicable tax withholding and without interest, and (ii) one non-transferable contractual contingent value right (“CVR”) for each Share, which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (as described below). Capitalized terms used and not otherwise defined in this Form 8-K shall have the meanings assigned to such terms in the Offer to Purchase (as defined below).

Pursuant to the Purchase Agreement and the Amended and Restated Offer to Purchase, dated October 17, 2025 (together with any subsequent amendments or supplements thereto, the “Offer to Purchase”), and upon the terms and subject to the conditions thereof, (i) the Subsequent Offering Period expired as scheduled, one minute after 11:59 p.m. Eastern Time on Thursday, November 20, 2025 and (ii) XOMA and LAVA effectuated the Post-Offer Reorganization, which became effective on November 20, 2025 the (“Closing”). Upon completion of those transactions, each LAVA shareholder that did not tender its Shares prior to the expiration of the Subsequent Offering Period ceased to hold any Shares and will receive, pursuant to the Post-Offer Reorganization, an amount in cash and CVRs, without interest and subject to any required tax withholding, equal to the Offer Consideration multiplied by the number of Shares held by such minority shareholder immediately prior to the effective time of the Downstream Merger.

At the Closing and pursuant to the Purchase Agreement, XOMA acquired LAVA’s EGFRd2 (PF-8046052), JNJ-89853413 and LAVA-1266 legacy assets (the “Legacy Assets”).

EGFRd2 (PF-8046052) is a legacy LAVA program that was outlicensed to Pfizer Inc. (formerly Seagen Inc.) in September 2022 pursuant to a license agreement (the “Pfizer Agreement”). Under the terms of the Pfizer Agreement, Pfizer is responsible for the development, manufacturing, and commercialization of PF-08046052. LAVA has no further involvement with the program beyond the potential receipt of payments under the Pfizer Agreement.

Under the Pfizer Agreement, LAVA had a one-time option to obtain increased royalties if LAVA exercised a buy up option within a certain amount of time from certain key early clinical data becoming available for the first licensed product under the Pfizer Agreement. At the time of signing the Purchase Agreement, LAVA was eligible to exercise the buy-up option but proactively waived the buy-up option prior to the Closing.

EGFRd2 (PF-8046052) is being developed to treat non-small cell lung carcinoma and squamous cell carcinoma of head and neck. EGFRd2 (PF-8046052) is currently being studied by Pfizer in a Phase 1 clinical trial, which is currently expected to complete in 2029 or 2030 based on information provided about the trial on clinicaltrials.gov. Prior to the Closing, LAVA earned $57 million in upfront and development milestone payments under the Pfizer Agreement and is eligible to receive up to an additional approximately $650 million upon the achievement of development, regulatory and commercial milestones. The next milestone payment in the low double digits millions would be triggered under the Pfizer Agreement if and when the dose expansion portion of the Phase 1 trial is completed. The dose expansion portion of the trial is the third part of the trial and would not be expected to occur until the first two parts of the trial are completed. Pfizer may also decide not to proceed with the dose expansion part of the trial and XOMA would have no involvement in the clinical trial.

JNJ-89853413 is a legacy LAVA program that was outlicensed under a research collaboration and license agreement (the “JBI Agreement”) between LAVA and Janssen Biotech, Inc. (“JBI”), entered into in May 2020. Under the terms of the JBI Agreement, JBI is responsible for the development, manufacturing, and commercialization of the program, while LAVA’s role is limited to potential receipt of milestone and royalty payments.

The program is being advanced as an immunotherapy for relapsed or refractory acute myeloid leukemia and is currently in a Phase 1 clinical trial, which commenced in January 2025 and is expected to complete in August 2028 based on information available on clinicaltrials.gov. Prior to the Closing, LAVA earned $17.5 million in upfront and development milestone payments under the JBI Agreement. LAVA is also eligible to receive up to an aggregate of approximately $195 million upon the achievement of certain development and commercial milestones. The next milestone payment in the mid-single digits millions would be triggered under the JBI Agreement if and when the fifth patient is dosed in a Phase 2 clinical trial. There is no guarantee that JBI will proceed with a Phase 2 clinical trial, and XOMA would have no involvement in that trial.

The future success of both programs, and any resulting payments to LAVA, is subject to both the uncertainty of clinical development and whether the programs will demonstrate efficacy, as well as decisions at Pfizer and JBI about which of their programs they choose to advance within their portfolios, regardless of clinical trial results.

At the Closing, XOMA also acquired the LAVA-1266 legacy asset. XOMA has no intention to continue further development of LAVA-1266. No agreement has been reached with respect to the disposition of LAVA-1266 as of the date of this Current Report on Form 8-K. XOMA continues to pursue a sale or other disposition of this legacy asset. XOMA has not incurred any wind-down costs associated with the Legacy Assets as of the date of this Current Report on Form 8-K.

XOMA has agreed to use commercially reasonable efforts for a period of two years after the Closing to enter into an agreement for, or the sale, transfer, license or other disposition of, EGFRd2 (PF-8046052), JNJ-89853413 or LAVA-1266 for the benefit of LAVA’s stockholders pursuant to the terms of a Contingent Value Rights Agreement, by and among XOMA, the Rights Agent (as defined therein), the Representative (as defined therein) and the Tax Reserve Committee (as defined therein), dated as of November 17, 2025 (the “CVR Agreement”). 75% of the net proceeds received from any such disposition after the Closing will be distributed to LAVA’s stockholders through the CVR, which was issued to LAVA’s stockholders at the Closing. XOMA has also agreed to use commercially reasonable efforts for a period of ten years after the Closing to maintain and enforce the Pfizer Agreement and the JBI Agreement and comply in all material respects with their respective covenants and obligations under each such agreement.

As disclosed in the Offer to Purchase, XOMA estimated the value of the proceeds that would be payable under the CVR Agreement at $0.00. Such estimate did not assign any value to EGFRd2 (PF-8046052) or JNJ-89853413 because of the significant uncertainty associated with early-stage development of pre-clinical therapies, where ultimate economic value depends on scientific, regulatory, commercial, temporal, and structural factors that are almost entirely outside the control of LAVA or XOMA. Industry data indicate that only a small fraction of oncology drug candidates progress from pre-clinical research to regulatory approval. The receipt of proceeds from the Pfizer Agreement of the JBI Agreement is dependent on the achievement of specified clinical, regulatory, or commercial milestones that require the underlying asset to successful advance through multiple successive phases of human testing, secures regulatory approval in one or more major jurisdictions, and achieves minimum sales thresholds. Historically, overall probability of approval for oncology drugs entering clinical development is estimated to be near-zero, with the majority of candidates failing at various stages due to lack of efficacy, safety concerns, or commercial viability.

Such estimate, which also took into account LAVA’s independent estimate, did not assign any value to LAVA-1266 because LAVA previously conducted an extensive business development process in an effort to out-license or otherwise dispose of LAVA-1266 and concluded that the market opportunity for LAVA-1266 is limited. Even if market conditions were to change, there would still be significant uncertainty regarding XOMA’s ability to attract a potential acquirer for LAVA-1266 and, even if XOMA was to be successful in negotiating transaction terms with a potential acquirer, whether any potential acquirer would be able to successfully develop and commercialize LAVA-1266.

The foregoing descriptions of the Purchase Agreement, the CVR Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the Purchase Agreement and the CVR Agreement, copies of which are filed as Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01	Other Events.

On November 21, 2025, XOMA issued a press release announcing the expiration of the Subsequent Offering Period and effectuation of the Post-Offer Reorganization. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements of LAVA and related notes as of and for the years ended December 31, 2024 and 2023 and the unaudited financial statements of LAVA as of September 30, 2025 and 2024 and for the periods then ended and related notes will be included in an exhibit that will be filed in an amendment to this Current Report on Form 8-K within the period specified in Item 9.01(a)(3) of Form 8-K.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of XOMA and LAVA as of and for the nine months ended September 30, 2025 and the year ended December 31, 2024 and the related notes will be included in an exhibit that will be filed in an amendment to this Current Report on Form 8-K within the period specified in Item 9.01(a)(3) of Form 8-K.

(d) Exhibits.

Exhibit No.	Description

2.1	Share Purchase Agreement, by and among XOMA Royalty Corporation and LAVA Therapeutics N.V., dated August 3, 2025 (incorporated by reference to Exhibit 2.1 to LAVA’s Current Report on Form 8-K filed with the SEC on August 4, 2025).

2.2	Amendment to Share Purchase Agreement, by and among XOMA Royalty Corporation and LAVA Therapeutics N.V., dated October 17, 2025 (incorporated by reference to Exhibit 2.1 to LAVA’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

2.3	Form of Contingent Value Rights Agreement (incorporated herein by reference to Exhibit C of Exhibit 2.1 to LAVA’s Current Report on Form 8-K filed with the SEC on October 17, 2025).

99.1	Press Release issued by XOMA Royalty Corporation on November 21, 2025 (incorporated herein by reference to Exhibit (a)(5)(D) to the Schedule TO-T/A filed by XOMA Royalty Corporation on November 21, 2025).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XOMA ROYALTY CORPORATION

Date: February 2, 2026	By:	/s/ Owen Hughes
		Name:	Owen Hughes
		Title:	Chief Executive Officer